Exhibit 8.1

[FROST BROWN TODD LLC LETTERHEAD]

April 2, 2021

Stock Yards Bancorp, Inc.	Kentucky Bancshares, Inc.
1040 East Main Street	4th & Main Street
Louisville, Kentucky 40206	Paris, Kentucky 40361

Re:	Tax Opinion – Agreement and Plan of Merger among Stock Yards Bancorp, Inc., H. Meyer Merger Subsidiary, Inc., and Kentucky Bancshares, Inc.

Ladies and Gentlemen:

You have requested our opinion regarding certain U.S. federal income tax consequences of mergers contemplated by the Agreement and Plan of Merger, dated as of January 27, 2021 (the “Agreement”), among Kentucky Bancshares, Inc., a Kentucky corporation (“KTYB”), Stock Yards Bancorp, Inc., a Kentucky corporation (“SYBT”), and H. Meyer Merger Subsidiary, Inc., a Kentucky corporation and direct, wholly owned subsidiary of SYBT (“Merger-Sub”), pursuant to which, Merger-Sub will merge with and into KTYB (the “Merger”), with KTYB surviving as the direct, wholly owned subsidiary of SYBT, and immediately following the Merger, as part of a single integrated transaction, KTYB will merge with and into SYBT (the “Upstream Merger”), with SYBT as the surviving entity. All capitalized terms used but not defined herein shall have the meanings set forth in the Agreement. This opinion is being delivered in connection with the registration statement on Form S-4 of SYBT and the proxy statement/prospectus contained therein (the “Registration Statement”), filed by SYBT with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, on the date hereof and to which this opinion is an exhibit.

In formulating our opinion, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of the Agreement, the Registration Statement, and such other documents as we have deemed necessary or appropriate as a basis for the opinion. We have not assumed any responsibility for investigating or independently verifying the facts or representations set forth in the Agreement, Registration Statement, or other documents.

We have assumed, with your consent, that (i) the parties will act and that the Merger and Upstream Merger will be effectuated in accordance with the Agreement; (ii) the Agreement and Registration Statement accurately reflect the material facts of the Merger and Upstream Merger; (iii) the representations made by KTYB, SYBT, and Merger-Sub in the Agreement are true, correct, and complete and will remain true, complete and correct at all times up to and including the Effective Time; and (iv) any representations by SYBT, Merger-Sub, and KTYB in the Agreement and Registration Statement that are made to the best of any person’s knowledge, or that are similarly qualified, are based on the belief of such person and will be true, correct, and complete at the Effective Time without regard to any knowledge or similar qualification. We have also assumed, with your consent, that you have acknowledged that the opinion set forth herein may not be relied upon if and when any of the facts or representations upon which the opinion is based should prove inaccurate or incomplete in any material respect.

April 2, 2021

In rendering our opinion, we have considered and relied upon the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated thereunder (the “Regulations”), administrative rulings, and other interpretations of the Code and the Regulations by the courts and the Internal Revenue Service, all as of the date hereof and all of which are subject to change at any time, possibly with retroactive effect. A change in law or the facts and assumptions underlying our opinion could affect the conclusions herein. We do not undertake and are under no obligation to update or supplement the opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur. There can be no assurance that any of the opinions expressed herein will be accepted by the Internal Revenue Service or a court.

We have prepared the discussion set forth in the section entitled “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER” in the Registration Statement. Based on and subject to the foregoing, in our opinion, such discussion of those consequences, insofar as it summarizes United States federal income tax law, and subject to the qualifications, exceptions, assumptions, and limitations described therein, is accurate in all material respects.

This opinion is limited to the U.S. federal income tax issues addressed above. Except as set forth above, we express no opinion to any party as to the tax consequences, whether federal, state, local, or foreign, of the Merger, Upstream Merger or of any transaction related to the Merger and Upstream Merger, or contemplated by the Agreement. Additional issues may exist that could affect the tax treatment of the Merger and Upstream Merger, and this opinion does not consider or provide a conclusion with respect to any additional issues.

We hereby consent to the use of our name in the Registration Statement and to the filing of this opinion of counsel as Exhibit 8.1 to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Frost Brown Todd LLC